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                                                                  EXHIBIT 99.1

OPTi Announces Dividend

MILPITAS, Calif.--(BUSINESS WIRE)--Sept. 23, 1999--OPTi Inc. (NASDQ/NMS: OPTI) announced today that its Board of Directors has declared cash dividends totaling $4.00 per share on each share of the Company's common stock.

The dividend will be payable on November 17, 1999 to shareholders of record at the close of business on October 29, 1999.

The Board made the determination to provide the cash dividend based upon the Company's current excess cash position. After the dividend, the Company fully expects that its remaining cash will be sufficient to satisfy the Company's projected working capital and other cash requirements and to implement the Company's current business plan.

The Board therefore believes that a return of the Company's excess cash to its shareholders is in the best interests of the shareholders.

However, information set forth in this report constitutes and includes forward looking information made within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, ad amended, that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including the ultimate resolution of pending litigation, product mix, the Company's ability to obtain or maintain design wins, market conditions generally and in the electronic and semiconductor industries, product development schedules, competition and other matters. Additional information identifying risks and uncertainties is contained in the Company's most recent Form 10-Q quarterly report and Form 10-K annual report filed with the SEC.

OPTi Inc., an independent supplier of semiconductor products, is headquartered in Miliptas. OPTi stock is traded on the National Market System under NASDAQ symbol OPTI.

Contact:
     OPTi Inc.
     Bernard T. Marren, 408/486-8000 (President/CEO)
     Michael Mazzoni, 408/486-8000 (CFO)